AMENDMENT NO. 1 TO FRAMEWORK AGREEMENT
THIS AMENDMENT AGREEMENT is made on 10 April 2018
AMONG:

(1)
CME MEDIA ENTERPRISES B.V., a company organised and existing under the laws of the Netherlands, with its registered office situated at Piet Heinkade 55, Unit G-J, 1019GM, Amsterdam, the Netherlands, registered with company registration number 33246826 (the “Seller”); and

(2)
SLOVENIA BROADBAND S.À R.L., a company organised and existing under the laws of Luxembourg, with its registered office situated at 61, rue de Rollingergrund L-2440 Luxembourg, registered with the Trade and Companies Registry of Luxembourg under number B 145882 (the “Purchaser”, and together with the Seller, the “Parties”).

WHEREAS

(A)
The Parties executed a framework agreement on 9 July 2017 in relation to the sale and purchase of all of the shares and capital stock owned by the Seller in Nova TV d.d. and Produkcija Plus storitveno podjetje d.o.o. (the “Framework Agreement”).

(B)	The Parties have agreed to amend the Framework Agreement.

IT IS AGREED as follows:

1.	Unless otherwise defined in this amendment agreement, terms and definitions will have the same meaning as those contained or defined in the Framework Agreement.

2.	The Framework Agreement shall be amended as follows, such amendment to have retrospective effect from and including 9 July 2017:

a.	The definition of “Competition Authorities” in Clause 1.1 shall be deleted and replaced with the following:
“Competition Authorities” means the Croatian Competition Agency, Slovenian Competition Protection Agency, Serbian Commission for Protection of Competition, Montenegrin Agency for Protection of Competition, Macedonian Commission for Protection of Competition and the Austrian Federal Competition Authority;

b.	A new definition of “Seller’s Lawyers” shall be added in Clause 1.1 in correct alphabetical order as follows:
“Seller’s Lawyers” means Covington & Burling LLP, 265 Strand, London WC2R 1BH, United Kingdom;

c.	Clause 3.3 shall be amended to add the words in bold and underlined font:
The sale and purchase of the Target Companies’ Shares is conditional on: (a) the SMC either granting its unconditional approval in a final and legally binding decision, declining jurisdiction or rejecting the relevant application based on Article 129 of the General

Administrative Procedure Act in respect of the proposed acquisition by the Purchaser of the Slovenian Target and (b) Competition Approvals having been granted or deemed as having been granted under applicable law (collectively, the “Purchaser Regulatory Approvals”) to the Purchaser.

d.	Clause 3.7 shall be deleted and replaced with the following:
3.7    The Purchaser shall use its best endeavours to procure (so far as it is so able to procure) that the Purchaser Regulatory Approvals are received on or before 30 June 2018 (the “Long Stop Date”). If the Purchaser Regulatory Approvals are not obtained by the Long Stop Date, either Party may terminate the Agreement in accordance with Clause 12 (and Clause 12.4 shall apply) and, the Purchaser shall pay to the Seller by wire transfer within five (5) Business Days of the termination date a fee equal to EUR 7,000,000 (save that such fee shall not be payable: (i) if the Purchaser Regulatory Approvals are not obtained as a result of the Purchaser being required prior to, or still being required as at, the date of the Long Stop Date to offer any Material Remedy and failing to do so; or (ii) where the Purchaser has made the Notifications pursuant to Clause 3.4 and one or more of the Competition Authorities have failed to declare the Notification complete).

e.	Clause 3.12 shall be amended to add the words in bold and underlined font:
3.12    The Seller shall procure that the Intercompany Loans are capitalised, contributed or converted into equity securities of the Target Companies (in which event such securities shall be included in the definition of Target Companies’ Shares and transferred to the Purchaser at Closing (without increase to the Purchase Price in consequence thereof) or otherwise contributed to the equity capital or reserves of the Target Companies and the obligations of the Target Companies pursuant to the Intercompany Loans are released irrevocably and in full, in each case without cost to the Target Group and prior to Closing. The Purchaser’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required if the Intercompany Loans are to be retired or otherwise settled other than as aforesaid.

f.	Clause 4.1 shall be deleted and replaced with the following:
4.1    The Closing meeting shall take place at 11:00 a.m. (local time) at the offices of the Purchaser in Amsterdam (or such other location outside the United Kingdom as the Parties may agree in writing) on:
4.1.1    the 10th Business Day following the date when the Condition Precedent in Clause 3.3 has been satisfied; or
4.1.2    if the Condition Precedent in Clause 3.3 is satisfied on any date between 15 May 2018 and 25 May 2018 (inclusive of both dates), 31 May 2018; or
4.1.3    such other date as the Parties shall mutually agree upon (the “Closing Date”), subject to the provisions of Clauses 3.1 and 3.2.

g.	Clause 4.3.1 shall be deleted and replaced with the following:
4.3.1    no later than the day immediately prior to the Closing Date on which banks are open for business in London, United Kingdom, the Closing Payment, in immediately payable funds to the account of the Seller’s Lawyers notified to the Purchaser in accordance with Clause 22 and Seller’s Lawyers shall: (i) promptly confirm receipt of the Closing Payment; and (ii) hold the Closing Payment to the Purchaser’s order under the terms of an irrevocable letter of instruction agreed between the Parties and the Seller’s Lawyers and delivered to the Seller’s Lawyers at least three (3) Business Days prior to the Closing Date and providing for the release of the Closing Payment to the Seller subject to receipt by the Seller’s Lawyers of confirmation from the notaries public referred to in Clauses 4.2.1 and 4.2.2 of execution of the Transfer Agreements.

h.	Clause 4.4 shall be amended to delete the words in bold and strikethrough font:
4.4    The notaries public referred to in Clauses 4.2.1, 4.2.2, 4.3.2 and 4.3.3 shall be jointly chosen by the Parties no later than three (3) Business Days prior to the Closing Date and the Parties shall procure that the original copies of the documents referred to in such clauses and any other documents reasonably requested by the notaries public shall be made available to the relevant notaries public in due time for Closing. The Parties shall procure that: (i) such person as is authorised to represent the Seller in accordance with Clauses 4.2.1 and 4.2.2 and such person as is authorised to represent the Purchaser in accordance with Clauses 4.3.2 and 4.3.3 shall attend the notary appointment in Croatia, subject only to the Parties’ compliance with Clauses 4.2 and 4.3, on the Closing Date; (ii) the representatives of each Party as described in (i) shall execute the Croatian Target Transfer Agreement at Closing; (iii) immediately after Closing, the notary public shall release the validly executed Croatian Target Transfer Agreement ~~immediately upon execution thereof~~ to the representatives of the Parties as described in (i), and (iv) the representative of Purchaser as described in (i) shall immediately thereafter submit the Croatian Target Transfer Agreement to the Central Depository & Clearing Company Inc. (Središnje klirinško i depozitarno društvo d.d.) for purpose of registration of the change of ownership in the Croatian Target.

i.	Clause 4.6 shall be amended to add the words in bold and underlined font:
4.6    All deliveries of documents and actions contemplated by this Clause 4 to take place at Closing shall be deemed to have taken place simultaneously as part of a single transaction, none of which shall be considered to have taken place unless and until all such actions shall have taken place. All documents and items (including delivery of the Closing Payment to the Seller’s Lawyers and the executed copies of the Transfer Agreements) delivered on or before the Closing Date pursuant to this Clause 4 shall be held by the recipient to the order of the person delivering the same until such time as the notaries public referred to in Clauses 4.2.1 and 4.2.2 confirm execution of the Transfer Agreements.

j.	Clause 4.8 shall be amended and replaced with the following:
4.8    If any of the Seller or the Purchaser fails to comply with its obligations under this Clauses 4.2 to 4.5 (as applicable) (the “Defaulting Party”), the Purchaser (if the Seller is the Defaulting Party) or the Seller (if the Purchaser is the Defaulting Party) (thereby a “Non-

Defaulting Party”) shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the Defaulting Party to postpone Closing for a period of not more than ten (10) Business Days (so that the provisions of this Clause 4 shall apply to Closing as so postponed and “Closing Date” shall be construed to mean that new date); and, if on such new Closing Date, the Defaulting Party continues to fail to comply with its obligations under this Clause 4, the Non-Defaulting Party shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) to terminate this agreement by written notice to the Defaulting Party.

k.	The definition of “IP Transfer” in last sentence of clause 5.2 shall be amended to add the words in bold and underlined font:
The Parties acknowledge that the Target Companies propose to transfer Croatian trade mark registrations Z-20080194, Z-20141113 and Z-20141114 and the domain names oyo.hr, voyo.hr, voyo.si and vojo.si to the Seller prior to Closing (and if the costs incurred therefor by Target Companies are unpaid as at Closing, it is acknowledged that such costs would be an account payable for the purposes of calculating the Final Adjustment Amount) and the price for such transfer shall be determined at fair market value (the “IP Transfer”), and agree that the IP Transfer shall not be deemed to be a breach of Clauses 5.1 or 5.2.

3.
The provisions of the Framework Agreement shall, save as amended in this amendment agreement, continue in full force and effect, and shall be read and construed as one document with this amendment agreement.

4.	Clauses 1, 13, 14.1, 14.2, 15 to 17, 19 to 21 and 23 to 28 of the Framework Agreement shall apply mutatis mutandis to this amendment agreement as if set out in full in this amendment agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment on the date first above written.

EXECUTED for and on behalf of:

CME MEDIA ENTERPRISES B.V.

By:	/s/ Alphons van Spaendonck
Name:	Alphons van Spaendonck
Title:	Managing Director B

By:	/s/ Gerben van den Berg
Name:	Pan-Invest B.V., represented by Gerben van den Berg
Title:	Managing Director B

[Signature page to framework amendment]

EXECUTED for and on behalf of:

SLOVENIA BROADBAND S.À R.L.

By:	/s/ Dr. Jan Könighaus
Name:	Dr. Jan Könighaus
Title:	Manager

[Signature page to framework amendment]